Exhibit 99.1

News Release

For Immediate Release: September 2, 2004

Contact: Ruta Hunter

Phone:(414) 362-6800

Email:  rhunter@catalystinternational.com

Catalyst International Shareholders Approve Sale to

ComVest Investment Partners

MILWAUKEE, WI—Catalyst International, Inc. (“Catalyst”), a global provider of customer-driven software and services that optimize the enterprise supply chain, announced today that in a special session, shareholders approved the sale of all outstanding shares of the company’s stock to ComVest Investment Partners II LLC (“ComVest”), an institutional investment firm.

In the transaction, ComVest agreed to acquire the Company by means of a merger in which the Company’s stockholders will receive $2.50 per share in cash.

“We expect the transaction to close within the next 14 days,” said Jim Treleaven, President and CEO of Catalyst. “We look forward to implementing our successful ‘Best for Business’ strategy with the solid financial backing and operational experience of ComVest, an organization with a proven track record for helping companies make the most of their market opportunities.”

About Catalyst

Catalyst International, Inc. delivers software and solutions that enable companies to optimize the performance of their enterprise supply chains.  Catalyst is the only resource that combines 25 years of industry leadership in warehouse and logistics software development with an in-depth understanding of ERP systems.  Catalyst has provided successful SCE solutions for customers around the world, including Boeing, Brown Forman, Maybelline, Office Max, Osram Sylvania, Panasonic, Rayovac, Subaru, Reebok and The Home Depot.  It is headquartered in Milwaukee, Wisconsin and has offices or representatives in the UK, Italy, Mexico and South America.  For more information, call toll-free 800-236-4600 or visit www.catalystinternational.com.

About ComVest

ComVest Investment Partners is an institutional investment firm that currently manages over $850 million of assets through various funds, entities, and investment partnerships.  Originally established in 1988, the firm typically invests in micro-cap and private companies that operate in the information technology, healthcare and telecommunication industries.  For more information on ComVest Investment Partners please visit www.comvest.com.